EXHIBIT 17

                             FINANCIAL DATA SCHEDULE

The Company was established on March 17, 1998 and commenced offering shares of the Fund on September 23, 1998. The Fund is a newly created fund, and as such, has not yet developed an operating history. Financial Statements of the Fund will be included in the Statement of Additional Information as they become available and as required by law, [unless previously provided, in which event the Trust will promptly provide another copy, free of charge, upon request to:
Declaration   Service  Company,   P.O.  Box  844,   Conshohocken,   Pennsylvania
19428-0844.